Exhibit 99.1

Finjan Holdings Set to Join Russell Microcap Index

EAST PALO ALTO, CA -- 06/16/16 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, today announced that, according to a preliminary list of additions posted on June 10, 2016, Finjan is set to join the Russell Microcap® Index at the conclusion of the Russell U.S. Indexes annual reconstitution on June 24, 2016 and effective after the U.S. market opens on June 27, 2016.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.
"The heightened public awareness and visibility that the Russell Microcap Index offers compliments Finjan’s recent accomplishments and near term catalysts," said Michael Noonan, Finjan’s CFO. "Having recently settled with Proofpoint, successfully navigated through a number of IPRs and looking ahead to the upcoming Sophos trial in September, it has been an exciting few months at Finjan. We continue to focus on transparency and licensing best practices in order to deliver the greatest return to our shareholders."
Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell U.S. Indexes.
For more information on the Russell Microcap® Index and the Russell U.S. Indexes reconstitution, go to https://www.ftserussell.com/research-insights/russell-reconstitution.
ABOUT FTSE RUSSELL:
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide.  FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 80 countries, covering 98% of the investable market globally.
FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.
FTSE Russell is wholly owned by London Stock Exchange Group.
For more information, visit www.ftserussell.com

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan

Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com